Exhibit 99.1

Otter Tail Power Company announces purchase of new wind farm in North Dakota

Customers will receive approximately 28 percent of their energy from wind

Fergus Falls, Minnesota, November 17, 2016: Otter Tail Power Company signed agreements to purchase a 150-megawatt (MW) wind farm in southeastern North Dakota that EDF Renewable Energy will design and build in 2019. The company expects the project to cost more than $250 million and the wind farm to generate enough electricity to power more than 65,000 homes.

Identified as affordable, reliable resource

Otter Tail Power Company’s resource plan identifies the most affordable and reliable combination of energy resources for meeting its customers’ needs during the next 15 years. “The wind energy addition is part of our company’s plan to meet our customers’ growing energy needs, replace expiring power purchase agreements, and prepare for the 2021 retirement of the aging 140-MW coal-fired Hoot Lake Plant in Fergus Falls, Minnesota,” said Otter Tail Power Company President Tim Rogelstad. Hoot Lake Plant Unit 2 has been on line since 1959. Unit 3 has been on line since 1964. The company also plans to add 250 MW of natural gas-fired generation in the next five years.

The Minnesota Public Utilities Commission approved Otter Tail Power Company’s 2014-2028 resource plan that included the wind and natural gas-fired generation additions. The company again identified these additions in its proposed 2017-2032 resource plan, filed in June with regulatory commissions in Minnesota, North Dakota, and South Dakota.

Before construction can begin, Otter Tail Power Company and EDF Renewable Energy will seek required approvals from state regulatory agencies, and the Midcontinent Independent System Operator, Inc. will need to authorize interconnection to the transmission system. “Upon completion, it will be the largest capital project in our company’s history,” said Rogelstad.

Harnessing North Dakota Wind

This wind project will be near the small town of Merricourt, approximately 15 miles south of Edgeley, North Dakota, in McIntosh and Dickey Counties. “Our North Dakota service area has some of the best wind resources in the country to produce low-cost energy,” said Rogelstad. “And, because of advances in technology, this wind farm will have a high energy output—even by North Dakota standards.”

Today wind energy supplies approximately 19 percent of the electricity Otter Tail Power Company uses to serve its customers. With this addition, customers will receive approximately 28 percent of their energy from wind.

“We’re projecting more than 30 percent of our energy to come from renewables by 2021 as part of an all-of-the-above energy strategy that includes coal and natural gas,” said Rogelstad. “This wind energy addition paired with future natural gas-fired generation is a great example of our commitment to providing a low-cost and balanced mix of energy resources that benefits our customers and the environment.”

About EDF Renewable Energy

EDF Renewable Energy is a leading US independent power producer with more than 25 years of expertise in the renewable industry, covering all range of services from project origination, development, sales and marketing, to long-term asset management. EDF Renewable Energy specializes in wind and solar photovoltaic with presence in other segments of the renewable energy market: storage, biogas, biomass, hydro, and marine energy. EDF Renewable Energy’s North American portfolio consists of 8 gigawatts of developed projects with 4 gigawatts of installed capacity throughout the US, Canada, and Mexico. The operations and maintenance subsidiary, EDF Renewable Services, operates over 10 GW throughout North America. EDF Renewable Energy is a subsidiary of EDF Energies Nouvelles. EDF Energies Nouvelles is the renewable energy arm of the EDF group, the leading electricity company in the world. For more information visit: edf-re.com.

About Otter Tail Power Company

Otter Tail Power Company, a subsidiary of Otter Tail Corporation (NASDAQ Global Select Market: OTTR), is headquartered in Fergus Falls, Minnesota. It provides electricity and energy services to more than a quarter million people in Minnesota, North Dakota, and South Dakota. To learn more about Otter Tail Power Company visit otpco.com. To learn more about Otter Tail Corporation visit ottertail.com.

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